Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI, INC. COMPLETES COMPREHENSIVE REFINANCING TRANSACTIONS
REVOLVING CREDIT LINE INCREASED TO $425 MILLION
COMPLETES SALE OF $150 MILLION OF ITS 6-7/8% SENIOR NOTES DUE 2015
Tempe, AZ — May 8, 2007 — Mobile Mini, Inc. (NasdaqGS: MINI) today announced modifications to its revolving line of credit with Deutsche Bank, AG, as Agent for the lending group. The amended agreement increases Mobile Mini’s borrowing capacity to $425 million, or about 21% more than the $350 million revolving credit facility that had been in place since February 2006. The amended agreement has been extended and now runs until May 7, 2012, and includes a provision under which Mobile Mini may, without lenders’ consent, increase the line by another $75 million to $500 million.
The borrowing rate remains at LIBOR plus 1.25%. The key financial covenants, including funded debt to EBITDA and fixed-charge coverage ratio, continue not to apply as long as Mobile Mini maintains borrowing availability above certain pre-determined levels. The transaction was arranged by Deutsche Bank Securities Inc. and Bank of America Securities, LLC.
Mobile Mini also announced that it has completed the sale of $150 million aggregate principal amount of its 6-7/8% Senior Notes due 2015 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes were sold to the purchasers at 99.548% of par value, less discounts and commissions. Mobile Mini used the proceeds of the offering to repurchase over 99% of its $97.5 million principal amount outstanding 9.5% Senior Notes due 2013 pursuant to the previously announced tender offer for such notes, to repay a portion of its outstanding obligations and related costs under it revolving credit facility, and to pay fees and expenses related to the offering and the amendment to the credit facility.
Lawrence Trachtenberg, Executive Vice President & CFO noted, “This increase in our borrowing capacity, combined with the infusion of capital from the sale of $150 million of Senior Notes, has placed Mobile Mini in an exceptionally strong financial position. As of this news release, we have approximately $188.6 million of outstanding borrowings under the modified credit facility, giving us at least $233 million of immediate additional availability. With the tender offer for the old Senior Notes and sale of new Senior Notes, we have also been able to significantly lower our cost of capital.”
Steven Bunger, Chairman, President & CEO went on to say, “With our business model and capital structure, we are well positioned to achieve our enduring corporate objectives, namely grow our well established and newer branches by adding units on rent as well as enter new markets.”
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of over 158,000 portable storage units and portable offices with 63 branches in U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding operating prospects and expansion opportunities, financial strength, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 894-6311		www.theequitygroup.com
www.mobilemini.com
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